EXHIBIT 23.2

CONSENT OF WILLIAM G. TIMMINS, P.ENG.

WILLIAM G. TIMMINS, P.Eng.

1016 – 470 Granville Street, Vancouver, B.C. Canada V6C 1V5

Tel: (604) 317-8161

August 23, 2005

Katie Gold Corp.

1055 West Hastings Street

Suite 1400

Vancouver, B.C.

V6E 2E9

Dear Sir,

I hereby consent to the inclusion and reference of my report dated May 31, 2005, entitled "Report on the Missezula Lake Property” in the Registration Statement on Form SB-2 filed by Katie Gold Corp. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Katie Gold Corp.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Katie Gold Corp.’s registration statement and the filing of this consent as an exhibit to its registration statement.

Yours truly,

/s/ William G. Timmins

______________________________

William G. Timmins, P.Eng.